Exhibit 5.1
[DLA Letterhead]
Hypercom Corporation
8888 East Raintree Drive
Suite 300
Scottsdale, Arizona 85260
     Re: Registration Statement on Form S-8 for Hypercom Corporation 2008 Employee Stock Purchase Plan
Ladies & Gentlemen:
     We have acted as special counsel to Hypercom Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of its Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), relating to the registration of 300,000 shares of its Common Stock, $0.001 par value (the “Shares”) issuable pursuant to the Hypercom Corporation 2008 Employee Stock Purchase Plan (the “Plan”).
     In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) copies of the certificate of incorporation and by-laws of the Company, as amended; and (iii) originals or copies of such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have not independently established the validity of the foregoing assumptions.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized by the Company in conformity with the Company’s certificate of incorporation and, when (i) issued and sold in accordance with the terms of the Plan and (ii) paid for in full in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.
     The foregoing opinion is limited solely to Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are based upon the law and the other matters in effect on the date hereof, and we assume no obligation to review or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.
     We hereby consent to the filing of a copy of this letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 under the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ DLA Piper LLP (US)
DLA Piper LLP (US)